UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549



                              FORM 8-K


                           CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934



                  Date of Report: September 8, 1998
                  (date of earliest event reported)



               NATIONAL WESTERN LIFE INSURANCE COMPANY
       (Exact Name of Registrant as Specified in Its Charter)


                              Colorado
           (State or Other Jurisdiction of Incorporation)


         2-17039                               84-0467208
  (Commission File Number)       (I.R.S. Employer Identification Number)


          850 East Anderson Lane, Austin, Texas 78752-1602
        (Address of Principal Executive Offices and Zip Code)

                           (512) 836-1010
         (Registrant's Telephone Number, Including Area Code)


Item 5.  Other Events

On September 8, 1998, National Western Life Insurance Company ("the Registrant"), National Annuity Programs, Inc. ("NAP"), and the policyholder plaintiffs, interveners and class-representatives in the Diffie, et al. vs. National Western Life Insurance Company and National Annuity Programs, Inc. class action litigation pending in the District Court of Travis County, Texas, filed with the Court a joint motion for preliminary approval of a Settlement Agreement among the parties, and requested the Court to review the Settlement Agreement and make a preliminary determination that it is fair, adequate and reasonable to the members of the proposed classes, and that the proposed classes are capable of being certified for settlement purposes, to approve the form of the notices of the settlement to the classes, and to set a class certification and fairness hearing on the settlement. As previously reported, Registrant and NAP, its independent marketing general agency, were sued for alleged violations of Texas statutes and regulations of the Texas Department of Insurance, alleged negligent misrepresentations, and other allegations relating to breach of contract, common law fraud, good faith and fair dealing and conspiracy.

In exchange for a final order and judgment dismissing with prejudice the claims asserted against the Registrant and NAP by all members of the settlement classes, Registrant will contribute approximately $5 million to the proposed settlement and NAP will pay $750,000 to the settlement. Approximately $3,850,000 will be made available for the members of the various classes that qualify for payments, and $1,900,000 will be paid for attorneys' fees and expenses. There is a possibility that Registrant's total payment to members of the classes could increase, but it is believed that the amount would not be material. In the settlement, Registrant guarantees that at least $900,000 will be paid out to approved claims by members of the classes, and any unclaimed amounts are to be returned to the Registrant. Additionally, Registrant has agreed to pay the costs of notice to the class and administration of the settlement claims process, estimated to be approximately $250,000. Registrant has also agreed to guarantee minimum interest rates of 3% and 5% in the future on certain settlement options under specified annuity policies which are the subject matter of the litigation, and to provide additional incidental settlement benefits, all as detailed in the motion and Settlement Agreement attached as Exhibit 10(l) hereto. The plaintiffs estimate that the aggregate value of all of the settlement benefits, including the $5,750,000 settlement payments and potential future benefits to be derived by policyholders under certain policy settlement elections, is approximately $10 million.

On September 9, 1998, the District Court entered an order temporarily certifying a settlement class, preliminarily approved the Settlement Agreement between the parties, determined that it is appropriate to send notice to the proposed class members of the Settlement Agreement, approved the form and content of the notices to the members of the class, authorized the Registrant to retain an administrator to supervise the Settlement Agreement offer to members of the class, set a "fairness hearing" on the Settlement Agreement for January 20, 1999, and enjoined other actions.

The Settlement Agreement is subject to Court review and initial approval as to fairness, certification of appropriate classes, approval of form of notice to class members, as well as notice to class members, claim application by class members for payment, and final Court approval of the settlement.

Although the Registrant and NAP consider this is a fair and equitable settlement offer, significant uncertainty still exists whether the Settlement Agreement will be approved by an acceptable number of class members and by the Court. Additionally, the Registrant may void the Settlement Agreement should a specified number of class members reject the proposed settlement. As a result of this considerable uncertainty, no amounts have been accrued in the Registrant's financial statements for the potential settlement. Registrant will accrue the appropriate amount of the settlement offer if and when it is probable that acceptance of the Settlement Agreement will be achieved. The Registrant will proceed with notification of class members and preliminary administration of the claims process during the remainder of 1998. It is this process which will determine whether ultimate settlement is achieved. Accordingly, Registrant will accrue approximately $250,000 for the total estimated costs of the notification and administration process in the quarter ended September 30, 1998.


Item 7.  Financial Statements and Exhibits

(c) Exhibits

Exhibit 10(l)  -     Joint Motion For Preliminary Approval Of Settlement
Agreement, To Authorize Class Notice, To Enjoin Other Actions And To Schedule Fairness Hearing



                            Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              National Western Life Insurance Company
                                         (Registrant)


Date:  September 28, 1998      By: /S/ Ross R. Moody
                                   Ross R. Moody
                                   President and Chief Operating Officer